Prospectus Supplement No. 12                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 19, 2000)                    Registration No. 333-35412

                              Prospectus Supplement
                             Dated January 12, 2001

This prospectus relates to the resale by the holders of our:

      o $450,000,000 principal amount of 5.0% convertible notes due 2010, and

      o the shares of Class A common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 19, 2000. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" on page 33 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                                                  Number of Shares                     Percentage of
                                                             Principal Amount     of Class A Common     Number of         Class A
                                                            at Maturity of 5.0%    Stock Issuable    Shares of Class   Common Stock
                                                            Notes Beneficially   Upon Conversion of   A Common Stock  Outstanding as
                                                              Owned That May     the 5.0% Notes That    Benefically     of January
                Selling Securityholders                          be Sold             May be Sold          Owned**        11, 2001***
                -----------------------                     -------------------  ------------------- ---------------  --------------

Alpha U.S. Sub Fund VIII, LLC                                      $200,000               3,883             --               *
AXP Utilities Income Fund, Inc.                                          $0                   0             --               *
Chrysler Corporation Master Retirement Trust                     $8,785,000             170,582             --               *
Credit Suisse First Boston Corporation (1)                               $0                   0             --               *
Deephaven Domestic Convertible Trading Ltd.                      $2,750,000              53,398             --               *
Delta Airlines Master Trust                                      $3,895,000              75,631             --               *
Goldman Sachs & Co. (1)                                                  $0                   0             --               *
McMahan Securities Co. L.P.                                              $0                   0             --               *
Minnesota Power, Inc.                                                    $0                   0             --               *
Motion Picture Industry Health Plan - Active Member Fund         $1,050,000              20,388             --               *
Motion Picture Industry Health Plan - Retiree Member Fund          $525,000              10,194             --               *
OCM Convertible Trust                                            $4,070,000              79,029             --               *
Partner Reinsurance Company, Ltd.                                $2,105,000              40,873             --               *
Sage Capital                                                     $1,730,000              33,592             --               *
State Employees' Retirement Fund of the State of Delaware        $4,605,000              89,417             --               *
State of Connecticut Combined Investment Funds                  $11,120,000             215,922             --               *
TCW Group, Inc.                                                          $0                   0             --               *
Vanguard Convertible Securities Fund, Inc.                      $10,350,000             200,970             --               *
                                                                ===========             =======           ====            ====
TOTAL                                                           $51,185,000             993,879             --               *

* Less than 1%.
** In addition to the shares issuable upon conversion of the notes.
*** Includes shares issuable upon conversion of the notes and additional shares beneficially owned as of January 11, 2000.

(1) Entity shown in the table, or an affiliate of the entity, was one of the initial purchasers of these notes and/or other notes of the Company that were sold in a private placement. The initial purchasers acquired such notes at a discount. In addition, some of these entities or their affiliates have participated in other offerings of securities by the Company and/or have performed other banking services for which they have received fees.